Exhibit 99.1

FOR IMMEDIATE RELEASE

Sterling Publishing to acquire Morningstar Australasia trade publishing assets

Sydney, 27 September, 2012: Sterling Publishing Pty Ltd (Sterling) and Morningstar Australasia Pty Limited, a subsidiary of Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced that they have entered into an agreement for Sterling to acquire Morningstar’s Australian financial services trade publishing business.

The acquisition of the titles, which include InvestorDaily, Independent Financial Adviser (IFA) — incorporating SMSF — and Investor Weekly reaffirms Sterling’s position as one of Australia’s fastest-growing publishing companies and complements its current suite of publishing assets.

The companies expect to complete the transaction in early October 2012, subject to the satisfaction of customary closing conditions. Terms and conditions of the transaction were not disclosed.

InvestorDaily has delivered financial news since July 2000 to an online audience now in excess of 50,000 each month, and is widely-regarded as a leading title in a highly-competitive space.

IFA was one of the first trade magazines for the financial planning industry, and over 13 years has built an unrivalled reputation for analysis and insight into a rapidly-evolving industry.

As well as the online and print titles, Sterling will also acquire a number of established events for the financial planning and institutional investment sectors, including the annual Wraps, Platforms & Masterfunds Conference and the annual Self-Managed Superannuation Fund Strategy Day.

According to Sterling group publisher Alex Whitlock, the new titles align perfectly with the company’s existing products for the mortgage lending and finance broking industry.

“Over the last few years we have seen the beginnings of a convergence between financial planning and mortgage broking and this looks set to gather pace in the future.

“Regulation for mortgage brokers came into effect last year and this has advanced the professionalism of the industry. Licensed brokers are now increasingly branching into financial planning while planners are also looking to strengthen their own service proposition, with the addition of mortgages and other debt products.

“We’re recognised for our ability to combine traditional print with evolving digital publishing platforms to build engaged readerships. The acquisition of these titles will create a wider network of interconnected financial professionals, adding significant value to both readers and advertisers.”

Sterling’s titles include The Adviser, a business magazine for mortgage and finance brokers, Real Estate Business, a business magazine for the real estate industry, and Smart Property Investment, a consumer magazine for property investors and home buyers.

Morningstar Australasia Chief Executive Officer Anthony Serhan said: “We’ve made a strategic decision to streamline our product line and focus on our core research, software, data, and investment management businesses.

“The trade publishing business provides incisive, high-quality, and timely coverage of Australia’s financial services industry. We believe Sterling Publishing is well-positioned to grow and develop the business,” Serhan said.

NOTE TO EDITORS

About Sterling Publishing

Sterling Publishing (www.sterlingpublishing.com.au), the publishing arm of the BRW Fast 100-ranked Momentum Media, is a growing media company focusing on the finance, mortgage, real estate and property sectors. Its products span traditional print as well as interactive new media channels, with a range of distribution platforms used to connect and engage readers, including magazines, websites, events, Apple iPad® apps, social networking and broadcasting.

About Morningstar Australasia Pty Limited and Morningstar, Inc.

Morningstar Australasia Pty Limited is a subsidiary of Morningstar, Inc., a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individuals, financial advisers, and institutions. Morningstar provides data on more than 385,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than eight million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its registered investment adviser subsidiaries and had more than US$186.0 billion in assets under advisement and management at 30 June 2012. The company has operations in 27 countries.

CONTACTS

Kate Miller Communications Manager Sterling Publishing +61 2 9922 3300 kate@sterlingpublishing.com.au	Phillip Gray Editorial & Communications Manager Morningstar Australasia +61 2 9276 4456 phillip.gray@morningstar.com